Exhibit 10.5

Grant No.: «NUM»

CHESAPEAKE LODGING TRUST

EQUITY PLAN

RESTRICTED SHARES AGREEMENT

for Executive Officers

Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby grants common shares of beneficial interest, par value $.01 per share (“Shares”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in the attached Restricted Shares Agreement (the “Agreement”) and in the Company’s Equity Plan (as amended from time to time, the “Plan”).

Name of Grantee: «FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

Grantee’s Social Security Number: «SSN»

Number of Restricted Shares: «SHARES»

Grant Date: «GRANT_DATE»

Vest Base Date: «VEST_BASE_DATE»

Vesting Schedule: The Shares shall vest as follows:

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Date:
Grantee

Date:
Chesapeake Lodging Trust
Title:

Attachment

This is not a share certificate or a negotiable instrument.

CHESAPEAKE LODGING TRUST

EQUITY PLAN

RESTRICTED SHARES AGREEMENT

Restricted Shares	This Agreement evidences an award of Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Restricted Shares”).

Transfer of Unvested Restricted Shares	Unvested Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Shares will immediately become forfeited.

Issuance and Vesting	The Company will issue your Restricted Shares in the name set forth on the cover sheet and your Restricted Shares will be subject to the vesting schedule set forth on the cover sheet.

[Corporate Transaction	Notwithstanding your vesting schedule, upon the closing of a Corporate Transaction of the Company, while you are an employee of the Company or an Affiliate, the Restricted Shares will become 100% vested (i) if the Restricted Shares are not assumed, or equivalent restricted securities are not substituted for the Restricted Shares, by the Company or its successor, or (ii) upon your Involuntary Termination within the 12-month period following the closing of the Corporate Transaction.

For purposes of this Agreement:

• “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates of the Company or Affiliates of such shareholders immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of Shares of the Company or its successor.

• “Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company for reasons other than Cause; or (ii) your voluntary resignation following (x) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (y) a material reduction in your level of compensation (including base salary, fringe benefits and target bonus) or (z) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is brought about by the Company without your consent.]

Evidence of Issuance	The issuance of the Shares under the grant of Restricted Shares evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates, with any unvested Restricted Shares bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Shares vests, the recordation of the number of Restricted Shares attributable to you will be appropriately modified if necessary. Insofar as any share certificates are issued for unvested Restricted Shares, such certificates shall be held in escrow and shall contain an appropriate legend.

Forfeiture of Unvested Restricted Shares	Unless the termination of your Service triggers accelerated vesting of your Restricted Shares pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company all of the unvested Restricted Shares in the event your Service terminates for any reason.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any entity that is an Affiliate or any confidentiality obligation with respect to the Company or any entity that is an Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Restricted Shares awarded under this Agreement, and the Restricted Shares shall immediately expire.

In addition, if you have vested in Restricted Shares awarded under this Agreement during the two year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares) in an amount determined as follows: (1) for any Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any Shares that you still own, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Shares or any other shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and, applying the term Service when your Service terminates for all purposes under the Plan.

Section 83(b) Election Prohibited	You may not make an election under Section 83 of the Internal Revenue Code (a “Section 83(b) Election”) to be taxed at the time the unvested Restricted Shares are acquired rather than when such Restricted Shares become vested. If you do make a Section 83(b) Election, you will forfeit all of the Restricted Shares.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Restricted Shares. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting or receipt of Shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other written agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You will be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Shares, an amount of cash, Restricted Shares or Share Units (as determined by the Company from time to time) equal to the per-share dividend paid on the Restricted Shares that you hold as of the record date for such dividend. No adjustments are made for dividends or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

OR (for performance based vesting)

[You will be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Shares, an amount of cash, Restricted Shares or Share Units (as determined by the Company from time to time) equal to the per-share dividend paid on the Restricted Shares that you hold as of the record date for such dividend, which shall be subject to the same vesting, forfeiture and other conditions as the associated Restricted Shares. Such dividends will be paid only if and when the applicable Restricted Shares are no longer subject to any restrictions pursuant to the vesting schedule set forth on the cover sheet. No adjustments are made for dividends or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.]

Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends	If and to the extent that the Shares are represented by certificates rather than book entry, all certificates representing the Shares issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE AND OTHER RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated cover sheet, and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate) shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet hereto and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.